June 5, 2003

SYS
5050 Murphy Canyon Road, Suite 200
San Diego, CA  92123

Re:      Registration Statement on Form SB-2, Amendment No. 2
            SYS Common Stock, No Par Value
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            Per Share
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Ladies and Gentlemen:

            We are counsel for SYS, a California corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2, Amendment No. 2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on June 4, 2003, for the resale of up to 261,552 shares of common stock, no par value, of the Company by selling shareholders (the "Shares").

           In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

            Based upon the foregoing, it is our opinion that:

            The Shares, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable under the laws of the State of California.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Company's registration statement.

Very truly yours,

Luce, Forward, Hamilton & Scripps LLP